Exhibit 13(a)(4)(i) to Form N-CSR

Change in Registrant’s Independent Public Accountant

On November 6, 2019, the Fund dismissed Ernst & Young LLP (“EY”) as the Fund’s independent registered public accounting firm. EY’s report on the Fund’s financial statements as of September 3, 2019 contained no adverse opinion or disclaimer of opinion nor was EY’s report qualified or modified as to uncertainty, audit scope or accounting principles. As of September 3, 2019 and through November 6, 2019 (the “Covered Period”), (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the Fund’s financial statements for the Covered Period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On November 6, 2019, the Audit Committee of the Fund’s Board of Trustees participated in and approved the decision to engage PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the fiscal year ended October 31, 2020. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Trustees with the performance of the Fund’s prior independent registered public accounting firm, EY. During the Covered Period, neither the Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

July 6, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4)(i) of Form N-CSRS dated July 6, 2020, of Hartford Schroders Opportunistic Income Fund and are in agreement with the statements contained in the first three sentences of the first paragraph in Exhibit 13(a)(4)(i) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP